Exhibit 99.1

Clovis Oncology Announces First Quarter 2022 Operating Results and Provides Update on Clinical Development Programs

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ATHENA study evaluating Rubraca® (rucaparib) monotherapy versus placebo (ATHENA-MONO) in first-line ovarian cancer maintenance treatment successfully achieved the primary endpoint of improved PFS in both populations in the primary efficacy analyses: HRD-positive and all patients randomized (ITT)

•	Median PFS of 20.2 months for Rubraca vs 9.2 months for placebo in ITT population

•	Late-breaker data to be presented in oral session at 2022 ASCO Annual Meeting on Monday, June 6

•	Two additional top-line Phase 3 data read-outs for Rubraca expected in next 12 months with potential to address ovarian and prostate cancer patient populations

•	Initial Phase 1 clinical data for targeted radiotherapy candidate FAP-2286 to be presented in oral presentation at SNMMI 2022 Annual Meeting on Tuesday, June 14

•	Initiation of Phase 2 expansion cohorts in multiple tumor types anticipated in Q4 2022

•	$34.2M in Rubraca global net product revenues for Q1 2022, down 10% vs Q1 2021 and down 5% vs Q4 2021

•	Continued impact of COVID-19 on ovarian cancer diagnoses and treatments

•	Reduction in R&D expense of $10.6M or 20% compared to Q1 2021

•	$122.2M in cash and cash equivalents and $18.6M in available funding under the ATHENA financing at March 31, 2022

BOULDER, Colo., May 4, 2022 – Clovis Oncology, Inc. (NASDAQ:CLVS) reported financial results for the quarter ended March 31, 2022, and provided an update on the Company’s clinical development programs and regulatory and commercial outlook.

“We entered 2022 knowing that it would be the most significant year for clinical data read-outs in the Company’s history, and we are obviously pleased that the results from the ATHENA-MONO study of Rubraca, the first of those read-outs, exceeded our expectations. Importantly, we believe that the positive results from ATHENA-MONO, which will be described in full at ASCO next month, demonstrate the benefit that Rubraca can provide as an important new treatment option for women with advanced ovarian cancer in the first-line maintenance setting,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “We continue to anticipate two additional Phase 3 read-outs for Rubraca: TRITON3 in second-line prostate cancer treatment for selected patients during the third quarter this year, and ATHENA-COMBO in combination with Opdivo in first-line ovarian cancer maintenance treatment in the first quarter of 2023. Importantly, for our first targeted radiotherapy candidate, FAP-2286, we look forward to presenting initial data from the Phase 1 portion of the LuMIERE study at the SNMMI Annual Meeting next month, and initiating the Phase 2 portion of the study during the fourth quarter.”

First Quarter 2022 Financial Results

Clovis reported global net product revenues for Rubraca of $34.2 million for Q1 2022, which included US product revenues of $24.5 million and ex-US product revenues of $9.7 million. This represents a 5% decrease over Q4 2021 and a 10% decrease year-over-year, compared to Q1 2021 net product revenues of $38.1 million, which included US net product revenues of $31.7 million and ex-US net product revenues of $6.4 million. The decrease was primarily due to fewer diagnoses and fewer patient starts in the US.

Research and development expenses totaled $42.3 million for Q1 2022, down 20% compared to $52.8 million for the comparable period in 2021, due primarily to lower spending on Rubraca clinical trials. Clovis expects research and development expenses in the full year 2022 to be comparable to 2021.

Selling, general and administrative expenses totaled $29.2 million for Q1 2022, down 2% compared to $29.9 million for the comparable period in 2021.Clovis expects selling, general and administrative expenses in the full year 2022 to be comparable to 2021.

Clovis reported a net loss for Q1 2022 of $60.2 million, or ($0.44) per share, compared to a net loss for Q1 2021 of $66.3 million, or ($0.64) per share. Net loss for Q1 2022 included share-based compensation expense of $6.6 million, compared to $4.0 million for the comparable period of 2021.

Clovis had $122.2 million in cash and cash equivalents as of March 31, 2022. During Q1 2022, the Company raised $28.6 million in net proceeds through its “at-the-market” equity offering program. Clovis remains focused on its liquidity position and is committed to raising additional capital in the near term in order to fund its operating plan for the next 12 months and beyond.

As of March 31, 2022, the Company had drawn $156.4 million under the Sixth Street Partners, LLC (SSP) ATHENA clinical trial financing and had up to $18.6 million available to draw under the agreement to fund the expenses of the ATHENA trial.

Net cash used in operating activities was $58.5 million for Q1 2022, down 5% from the $61.9 million reported in Q1 2021. Cash burn in Q1 2022 was $49.3 million, up 2% from $48.1 million in Q1 2021. As costs for the ATHENA trial are reducing, SSP funding was $4.6 million lower in Q1 2022 vs Q1 2021.

Clovis Oncology Pipeline Highlights

ATHENA-MONO Successfully Achieved Primary PFS Endpoint; Data to be Presented at ASCO 2022

The monotherapy portion of the ATHENA (GOG 3020/ENGOT-ov45) trial (ATHENA-MONO) enrolled 538 women with high-grade ovarian, fallopian tube, or primary peritoneal cancer. The primary efficacy analysis evaluated two prospectively defined molecular sub-groups in a step-down manner: 1) HRD-positive (inclusive of BRCAm tumors), and 2) all patients randomized (intent-to-treat, or ITT) in ATHENA-MONO.

Positive top-line data from the monotherapy portion of ATHENA-MONO demonstrated Rubraca as maintenance treatment successfully achieved the primary endpoint of significantly improved investigator-assessed progression-free survival (PFS) compared with placebo.

Benefit was observed in both primary efficacy analyses of newly-diagnosed patients with advanced ovarian cancer following successful treatment with platinum-based chemotherapy.

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The rucaparib arm successfully achieved statistical significance over the placebo arm for the primary endpoint of PFS in the homologous recombination deficiency (HRD-positive) patient population with a hazard ratio of 0.47 (95% CI: 0.31-0.72). The median PFS for these patients treated with rucaparib was 28.7 months vs 11.3 months among those who received placebo (p=0.0004).

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Rucaparib also showed statistical significance over the placebo arm for PFS for all 538 patients enrolled in the ATHENA-MONO comparison with a hazard ratio of 0.52 (95% CI: 0.40-0.68). The median PFS for all patients enrolled in ATHENA-MONO and treated with rucaparib was 20.2 months vs 9.2 months among those who received placebo (p<0.0001).

Benefit in PFS was also seen in the exploratory subgroups of patients with BRCA mutant (BRCAm) tumors, those with BRCA wild type, HRD-positive and HRD-negative tumors, and those whose biomarker status could not be determined.

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The PFS endpoint in the exploratory subgroup of BRCAm demonstrated a hazard ratio of 0.40 (95% CI: 0.21-0.75). The median PFS for these patients treated with rucaparib was Not Reached vs 14.7 months for those who received placebo.

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The PFS endpoint in the exploratory subgroup of BRCA wild type HRD-negative demonstrated a hazard ratio of 0.65 (95% CI: 0.45-0.95). The median PFS for these patients treated with rucaparib was 12.1 months vs. 9.1 months for those who received placebo.

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The PFS endpoint in the exploratory subgroup of BRCA wild type HRD-positive demonstrated a hazard ratio of 0.58 (95% CI: 0.33-1.01). The median PFS for these patients treated with rucaparib was 20.3 months vs. 9.2 months for those who received placebo.

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The PFS endpoint in the exploratory subgroup of patients whose biomarker status could not be determined demonstrated a hazard ratio of 0.39 (95% CI: 0.20-0.78). The median PFS for these patients treated with rucaparib was 17.5 months vs. 8.9 months for those who received placebo.

The safety of Rubraca observed in ATHENA-MONO was consistent with both the current US and European labels. The most common (≥5%) treatment-emergent grade 3/4 adverse events (TEAEs) among all patients treated with rucaparib in the monotherapy portion of the ATHENA study were anemia/decreased hemoglobin (28.7%), neutropenia (14.6%), ALT/AST increase (10.6%), and thrombocytopenia (7.1%). The discontinuation rate for TEAEs was 11.8% for rucaparib-treated patients and 5.5% for the placebo arm. The rate of treatment-emergent myelodysplastic syndrome (MDS)/acute myeloid leukemia (AML) in the rucaparib arm was 0.2%, and no patients on the placebo arm experienced treatment-emergent MDS/AML.

We presently intend to submit a supplemental New Drug Application (sNDA) to the FDA and, subject to EMA discussions, a Type II variation to the EMA for a first-line maintenance treatment indication for women with advanced ovarian cancer who have responded to first-line platinum-based chemotherapy. We are engaged in discussions with FDA on the scope and timing of the submission, and we expect that the regulatory agencies will review the overall results as well as results by individual subgroups in making their assessment.

The ATHENA-MONO data have been accepted as a late-breaker abstract and will be presented in an oral session at the 2022 ASCO Annual Meeting on June 6 in Chicago. Clovis Oncology plans to provide an expanded description of the ATHENA-MONO study results, including Kaplan-Meier curves and key secondary endpoints including PFS results by blinded independent centralized review (BICR) and other analyses.

Two Remaining Rubraca Phase 3 Study Readouts Expected in Next 12 Months

Top-line data from the ATHENA-COMBO portion of the ATHENA Phase 3 study in first-line maintenance treatment ovarian cancer setting evaluating Rubraca plus Opdivo® (nivolumab) versus Rubraca monotherapy are expected in the first quarter of 2023.

Top-line data from the TRITON3 trial, which is expected to serve as the confirmatory study for Rubraca’s approval in metastatic castration-resistant prostate cancer (mCRPC) as well as a potential second-line label expansion, are now expected in the third quarter of 2022 instead of the second quarter of 2022 based on a slower than expected event count. TRITON3 is a Phase 3 study evaluating Rubraca versus physician’s choice of chemotherapy or second-line androgen deprivation therapy in patients with mCRPC with BRCA or ATM mutations with a primary endpoint of radiologic PFS.

The timing for each Phase 3 data readout is contingent upon the occurrence of the protocol-specified PFS events, and timing estimates are based on event-based projections.

LuMIERE Phase 1/2 Study of FAP-2286 Enrolling Patients with FAP-Positive Solid Tumors into Phase 1; Initial Phase 1 LuMIERE Data to be Presented in an Oral Session at SNMMI 2022 Annual Meeting

FAP-2286 is the first peptide-targeted radionuclide therapy (PTRT) and imaging agent targeting fibroblast activation protein (FAP) to enter clinical development and is the lead candidate in Clovis Oncology’s targeted radiotherapy (TRT) development program. The Phase 1 portion of the LuMIERE study, for which enrollment in the third dose cohort has begun, is evaluating the safety of the FAP-targeting investigational therapeutic agent and will identify the recommended Phase 2 dose and schedule of lutetium-177 labeled FAP-2286 (177Lu-FAP-2286). FAP-2286 labeled with gallium-68 (68Ga-FAP-2286) is being used as an investigational imaging agent to identify patients with FAP-positive tumors appropriate for treatment in LuMIERE. Initial Phase 1 data from LuMIERE will be presented in an oral session at the SNMMI 2022 Annual Meeting on June 14 in Vancouver, British Columbia. Once the Phase 2 dose is determined, Phase 2 expansion cohorts are planned in multiple tumor types and are expected to initiate in the fourth quarter of 2022.

Beyond Clovis’ commitment to developing 177Lu-FAP-2286, the Company is also exploring an alpha-particle emitting compound, and in March, Clovis initiated a development, manufacturing, and services agreement with Evergreen Theragnostics to develop actinium-225-labeled-FAP-2286 (225Ac-FAP-2286). Under the agreement, Clovis and Evergreen intend to develop radiolabeling chemistry and analytical methods for use in potential future pre-clinical and clinical studies.

For more information about FAP-2286, TRT, or Clovis’ TRT development program, click here.

Conference Call Details

Clovis will hold a conference call this morning, May 4, at 8:30 am ET, to discuss Q1 2022 results and provide an update on the Company’s clinical development programs and regulatory and commercial outlook. The conference call will be simultaneously webcast on the Clovis Oncology website at clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants 888.440.4615, International participants 646.960.0682, conference ID: 2259685.

About Rubraca (rucaparib)

Rubraca is an oral, small molecule inhibitor of PARP1, PARP2 and PARP3 being developed in multiple tumor types, including ovarian and prostate cancers, as monotherapy and in combination with other anti-cancer agents. Exploratory studies in other tumor types are also underway. Clovis holds worldwide rights for Rubraca.

In the United States, Rubraca is approved for the maintenance treatment of adult patients with recurrent epithelial, ovarian, fallopian tube, or primary peritoneal cancer who are in a complete or partial response to platinum-based chemotherapy. Rubraca is also approved in the United States for the treatment of adult patients with deleterious BRCA mutation (germline and/or somatic) associated epithelial ovarian, fallopian tube, or primary peritoneal cancer who have been treated with two or more chemotherapies and selected for therapy based on an FDA-approved companion diagnostic for Rubraca. Additionally, Rubraca is approved in the US for the treatment of adult patients with a deleterious BRCA mutation (germline and/or somatic)-associated metastatic castration-resistant prostate cancer (mCRPC) who have been treated with androgen receptor-directed therapy and a taxane-based chemotherapy. Select patients for therapy based on an FDA-approved companion diagnostic for Rubraca. This indication is approved under accelerated approval based on objective response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials. The TRITON3 clinical trial is expected to serve as the confirmatory study for the Rubraca accelerated approval in mCRPC.

In Europe, Rubraca is approved for the maintenance treatment of adults with platinum-sensitive relapsed, high-grade epithelial, ovarian, fallopian tube, or primary peritoneal cancer who are in response (complete or partial) to platinum-based chemotherapy. Rubraca is also approved in Europe for the treatment of adult patients with platinum sensitive, relapsed or progressive, BRCA mutated (germline and/or somatic), high-grade epithelial ovarian, fallopian tube, or primary peritoneal cancer, who have been treated with two or more prior lines of platinum-based chemotherapy, and who are unable to tolerate further platinum-based chemotherapy.

Rubraca is an unlicensed medical product outside the US and Europe.

About FAP-2286

FAP-2286 is a clinical candidate under investigation as a peptide-targeted radionuclide therapy (PTRT) and imaging agent targeting fibroblast activation protein (FAP). FAP-2286 consists of two functional elements; a targeting peptide that binds to FAP and a site that can be used to attach radioactive isotopes for imaging and therapeutic use. High FAP expression has been shown in pancreatic ductal adenocarcinoma, salivary gland, mesothelioma, colon, bladder, sarcoma, squamous non-small cell lung, squamous head and neck cancers, and cancers of unknown primary. High FAP expression was detected in both primary and metastatic tumor samples and was independent of tumor stage or grade. Clovis holds US and global rights for FAP-2286 excluding Europe, Russia, Turkey, and Israel.

FAP-2286 is an unlicensed medical product.

About Targeted Radionuclide Therapy

Targeted radionuclide therapy is an emerging class of cancer therapeutics, which seeks to deliver radiation directly to the tumor while minimizing delivery of radiation to normal tissue. Targeted radionuclides are created by linking radioactive isotopes, also known as radionuclides, to targeting molecules (e.g., peptides, antibodies, small molecules) that can bind specifically to tumor cells or other cells in the tumor environment. Based on the radioactive isotope selected, the resulting agent can be used to image and/or treat certain types of cancer. Agents that can be adapted for both therapeutic and imaging use are known as “theranostics”. Clovis is developing a pipeline of novel, targeted radiotherapies for cancer treatment and imaging, including its lead candidate, FAP-2286, an investigational peptide-targeted radionuclide therapeutic (PTRT) and imaging agent, as well as three additional discovery-stage compounds.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing, and commercializing innovative anti-cancer agents in the US, Europe, and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops, with partners, for those indications that require them, diagnostic tools intended to direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado, with additional office locations in the US and Europe. Please visit www.clovisoncology.com for more information.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements contained in this press release include, among others, statements regarding our future financial and operating performance, our need to raise additional capital to fund our operating plan and to continue as a going concern, our business plans or prospects, our expectations regarding the impact of COVID-19 on our business operations and results, including future revenues, supply and distribution of our clinical trial supplies and commercial product supplies, our expectations regarding our ability to maintain the enrollment and conduct of our clinical trials and other development activities, expectations concerning future regulatory activities, expectations for submission of regulatory filings, our plans to present final or interim data on ongoing clinical trials, our plans to submit additional data to, or meet with, the FDA with respect to the status of or plans for ongoing or planned trials, the timing and pace of commencement of enrollment in and conduct of our clinical trials and the cost of certain trials, including those being considered, planned or conducted in collaboration with partners, our plans for commencement of additional planned trials, the potential results of such clinical trials and the potential for marketing authorizations for new indications, changes in drug supply timing and costs and other expenses and statements regarding our expectations of the supply of free drug distributed to eligible patients and our expectations regarding the funding that may be available to us under the agreement with Sixth Street Partners, LLC. Such forward-looking statements involve substantial risks and uncertainties that could cause our future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, factors that impact our ability to raise capital, which are outside of our control, including whether additional funding will be available on acceptable terms, or at all, unpredictable market conditions and volatility in our stock price, our ability to generate positive data from our clinical studies, and the need for our stockholders to approve an amendment to our certificate of incorporation to increase the number of shares of common stock that we are authorized to issue; the impacts of the COVID-19 pandemic and disruption related to efforts to mitigate its spread on our business, results of operations or financial condition, including impacts on the vendors or distribution channels in our supply chain, impacts on our contract manufacturers’ ability to continue to manufacture our products, impacts on our ability to continue our development activities, impacts on the conduct of our clinical trials, including with respect to enrollment rates, availability of investigators and clinical trial sites or monitoring of data and impact on the ability and timing of our field personnel to conduct their activities with health care providers, the timing and extent of recovery from the impact of COVID-19, the uncertainties inherent in the effect our future revenues or expenses may have on our cash position, the market potential of our approved drug, including the performance of our sales and marketing efforts and the success of competing drugs and therapeutic approaches, changes in gross-to-net or free drug provided through our patient assistance program, the availability of reimbursement and insurance coverage, the performance of our third-party manufacturers, whether our clinical development programs for our drug candidates and those of our partners can be completed on time or at all, whether future study results will be consistent with study findings to date and whether future study results will support continued development or regulatory approval, the corresponding development pathways of our companion diagnostics, the timing of availability of data from our clinical trials and the results, the initiation, enrollment, timing and results of our planned clinical trials, the risk that final results of ongoing trials may differ from initial or interim results as a result of factors such as final results from a larger patient population may be different from initial or interim results from a smaller patient population, actions by the FDA, the EMA or other regulatory authorities regarding data required to support drug applications and whether to accept or approve drug applications that may be filed, their interpretations of our data and agreement with our regulatory approval strategies or components of our filings, including our clinical trial designs, conduct and methodologies, as well as their decisions regarding drug labeling, reimbursement and pricing, and other matters that could affect the development, approval, availability or commercial potential of our drug candidates or companion diagnostics. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

CLOVIS ONCOLOGY, INC

CONSOLIDATED FINANCIAL RESULTS

(Unaudited, in thousands, except per share amounts)

Clovis remains focused on its liquidity position and recognizes that it will need to raise additional capital in the near term to fund its operating plan for the next 12 months and to continue as a going concern. The accompanying condensed consolidated financial statements have been prepared on a basis which assumes that Clovis will continue as a going concern. A more detailed discussion of Clovis’ liquidity position and management’s plans and risk related thereto will be set forth in Clovis’ Quarterly Report Form 10-Q that Clovis anticipates will be filed with the SEC later today. The Company included in its Annual Report on Form 10-K, and expects to include a disclosure within its Quarterly Report on Form 10-Q in respect of certain conditions concerning the Company’s overall liquidity position that raise substantial doubt about its ability to continue as a going concern.

	Three Months Ended March 31,
	2022	2021
Revenues:
Product revenue	$34,247	$38,053

Operating expenses:
Cost of sales—product	8,070	8,268
Cost of sales—intangible asset amortization	1,343	1,343
Research and development	42,250	52,805
Selling, general and administrative	29,213	29,941
Other operating expenses	3,730	3,707

Total expenses	84,606	96,064

Operating loss	(50,359)	(58,011)
Other income (expense):
Interest expense	(9,100)	(8,037)
Foreign currency loss	(978)	(546)
Other income	148	183

Other income (expense), net	(9,930)	(8,400)

Loss before income taxes	(60,289)	(66,411)
Income tax benefit	120	134

Net loss	$(60,169)	$(66,277)

Basic and diluted net loss per common share	$(0.44)	$(0.64)
Basic and diluted weighted-average common shares	138,205	104,246

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	March 31, 2022
	(Unaudited)	December 31, 2021
Cash and cash equivalents	$122,241	$143,428
Working capital	63,703	72,873
Total assets	451,529	472,833
Convertible senior notes	437,284	436,772
Common stock and additional paid-in capital	2,677,109	2,641,841
Total stockholders’ deficit	(303,306)	(278,840)

Other Data

(Unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
Net cash used in operating activities	$(58,495)	$(61,890)
Share Based Compensation Expense	6,632	4,039

RECONCILIATION OF NET CASH USED IN OPERATING

ACTIVITIES TO CASH BURN

(Unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
Net cash used in operating activities	$(58,495)	$(61,890)
Adjustments:
Proceeds from borrowings under financing agreement	9,221	13,802

Cash burn	$(49,274)	$(48,088)

Net cash used in investing activities	$(62)	$(118)
Net cash provided by financing activities	$37,857	$13,376

To supplement our financial statements prepared in accordance with U. S. GAAP, we monitor and consider cash burn, which is a non-U.S. GAAP financial measure. This non-U.S. GAAP financial measure is not based on any standardized methodology prescribed by U.S. GAAP and is not necessarily comparable to similarly-titled measures presented by other companies. We define cash burn as net cash used in operating activities less proceeds from borrowings under financing agreement with Sixth Street specifically related to our Phase 3 ATHENA trial. We believe cash burn to be a liquidity measure that provides useful information to management and investors about the amount of cash consumed by the operations of the business including proceeds from borrowings under the Sixth Street financing agreement, which specifically offsets the costs of our ATHENA trial. A limitation of using this non-U.S. GAAP measure is that cash burn does not represent the total change in cash and cash equivalents for the period because it excludes all other cash provided by or used for other investing and financing activities. We account for this limitation by providing information about our investing and financing activities in the statements of cash flows in our financial statements and by presenting cash flows from investing and financing activities in our reconciliation of cash burn. In addition, it is important to note that other companies, including companies in our industry, may not use cash burn, may calculate cash burn in a different manner than we do or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of cash burn as a comparative measure. Because of these limitations, cash burn should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

Contacts: Breanna Burkart (303) 625-5023 bburkart@clovisoncology.com	Anna Sussman (303) 625-5022 asussman@clovisoncology.com

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